Exhibit 10.7

December 31, 2021,

Dear Sohanya,

Thank you for all you have done to contribute to Karyopharm’s continued success. As discussed, we are happy to promote you to Executive Vice President, Chief Commercial Officer, effective December 16, 2021. We believe this position will be a challenging and exciting one.

In connection with your promotion, your semi-monthly salary will increase to $18,750.00 ($450,000.00 salary if annualized), subject to all applicable taxes and withholdings.

In addition, you will receive a one-time retention bonus of $50,000, less all applicable taxes and withholdings, which will be paid no later than December 31, 2021.

All other terms and conditions regarding your employment with Karyopharm remain subject to your offer letter dated June 1, 2021.

Sincerely,

/s/ Steven Rotman

Steven Rotman

Chief People & Corporate Engagement Officer